EXHIBIT 10.3

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of July 28, 2019 (the “Effective Date”), is entered into between TGV-Health, LLC, a Delaware limited liability company (“TGV-H”) and TGV-Gyneconix, LLC, a Delaware limited liability company (“TGV- G”), each with a place of business at 101 Avenue of the Americas, New York, New York 10013 (TGV-G together with TGV-H, collectively “TGV”), on the one hand, and Mayfield Pharmaceuticals, Inc., a Delaware corporation (“Mayfield”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130, on the other. The parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below, and grammatical variations of such terms shall have corresponding meanings:

1.1 “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding the foregoing, for purposes of this Agreement, neither Mayfield nor Harrow Health, Inc. shall be Affiliates of the other or of the other’s Affiliates.

1.3 “cGMP” means those current Good Manufacturing Practices required by the FDA to be followed in connection with the manufacture, handling, storage and control of pharmaceutical products in the United States, as set forth in the Act and any regulations related thereto.

1.4 “Commercially Reasonable Efforts” means, with respect to any objective regarding a Product and at any particular time, that degree of effort, expertise and financial resources commonly used in the pharmaceutical industry by a company of a similar size as Mayfield is at such time to achieve such objective for a product that has a clinical indication and market potential similar to such Product which is at a similar stage in development or product life as such Product taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, the regulatory environment and competitive market conditions and the efficacy of the Product.

1.5 “Dental Field” means the prevention, diagnosis or treatment of dental disease, state or condition (whether acute or chronic).

1.6 “Derived” or “derived” means acquired, obtained, conceived, reduced to practice, developed, created, synthesized, designed, derived or resulting from, based upon or otherwise generated (whether directly or indirectly, or solely or jointly with others, or in whole or in part).

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1.7 “Development Costs” means the fully-burdened costs to Mayfield and its Affiliates incurred or accrued in connection with the research, development, pre-clinical and clinical studies, production and regulatory approval through submission of the first NDA for Product.

1.8 “Diligence Period” means, on a Product-by-Product basis, the period beginning on the Effective Date and ending on the earlier of (a) the last day of the twelve (12)- month period that the weighted average Net Sales price for such Product in the United States is less than fifty percent (50%) of the weighted average Net Sales price for such Product in the United States during the twelve (12)-month period immediately following the First Commercial Sale of such Product in the United States and (b) the date a generic product that is bioequivalent of such Product obtains the same or greater market share in the United States as such Product for treatment of any indication.

1.9 “Exclusive Sublicensee” means the Third Party sublicensee described in the first sentence of Section 4.7.

1.10 “FDA” means the Food and Drug Administration of the United States, or any successor thereto.

1.11 “Field of Use” means the prevention, diagnosis or treatment of any gynecological disease, state or condition (whether acute or chronic and regardless of delivery system or means of application) including without limitation caused by infections or inflammation, but excluding (a) surgical methods of treatment, (b) all diseases, states or conditions other than those set forth above and (c) the Dental Field, the Respiratory Field, the Wound Field, the Ophthalmic Field and the Otic Field.

1.12 “Field-Specific Patent Rights” means (a) all patents and patent applications within the Licensed Patent Rights that solely claim specific formulations of Mul- 1867 (but not solely Mul-1867), methods or uses, in each case, in the Field of Use; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof.

1.13 “First Commercial Sale” means, with respect to any Product, the first sale of such Product by Mayfield, its Sublicensees or its or their respective Affiliates after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority.

1.14 “GAAP” means United States generally accepted accounting principles.

1.15 “Improvement Data” means IND-enabling data and results (a) from toxicology and/or pharmacokinetics studies performed by or on behalf of Mayfield; (b) that are specific to active pharmaceutical ingredient synthesis for Mul-1867 prepared by or on behalf of Mayfield.

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1.16 “Improvement Patent Rights” means, collectively, (a) all patents and patent applications hereafter owned by Mayfield, a Sublicensee, or its or their respective Affiliates (including provisional patent applications), together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof; in each case, (i) that use or are supported by data and information derived from the use of Mul-1867 (sub)licensed hereunder and (ii) only to the extent they relate to Mul-1867 or its manufacture or use; but excluding the Licensed Patent Rights.

1.17 “IND” means an Investigational New Drug application required to commence human clinical testing of a product submitted to the FDA.

1.18 “Initial Capital Investment” means Mayfield’s receipt of aggregate proceeds (including both cash and conversion and/or cancellation of outstanding indebtedness or convertible securities) from the sale of Mayfield’s securities in one or more transactions following Mayfield’s incorporation of not less than fifteen million dollars ($15,000,000).

1.19 “Knowledge of TGV” or “TGV’s Knowledge” means the actual knowledge of any director, officer, member or employee of TGV.

1.20 “Licensed IP Rights” means the Licensed Patent Rights, the Licensed Know-How Rights and all other intellectual property rights related to the Technology owned by, or licensed to (with the right to grant sublicenses), TGV or any of its Affiliates, whether existing as of the Effective Date or derived at any time after the Effective Date.

1.21 “Licensed Know-How Rights” means all trade secret and other know-how rights related to the Technology owned by, or licensed to (with the right to grant sublicenses), TGV or any of its Affiliates, whether existing as of the Effective Date or derived at any time after the Effective Date.

1.22 “Licensed Patent Rights” means, collectively, (a) all patents and patent applications owned by, or licensed to (with the right to grant sublicenses), TGV or any of its Affiliates (including provisional patent applications) in any jurisdiction that claim or cover the Technology (whether existing on or any time after the Effective Date), including those listed on Exhibit A, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof.

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1.23 “Mayfield Shares” means the combined shares of common stock of Mayfield issued to TGV-H or TGV-G pursuant to, and on the terms of, the Stock Issuance Agreement, and the shares of common stock of Mayfield issued to Zvi Ben-Zvi on the same date as the Stock Issuance Agreement.

1.24 “Mul-1867” means the composition referred to by TGV as “Mul-1867” and is more specifically described in the patents and patent applications listed on Exhibit A, together with all modifications, improvements and components thereof, whether existing as of the Effective Date or derived after the Effective Date.

1.25 “NDA” means a New Drug Application submitted to the FDA for marketing approval of a Product for use in the Field of Use.

1.26 “Net Sales” means, with respect to any Product, the gross sales price of such Product invoiced by Mayfield, its Sublicensees, and its and their respective Affiliates (collectively, the “Mayfield Group”) to customers who are not Affiliates (or are Affiliates but are the end users of such Product), less: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers actually granted in the ordinary course of business; (b) freight and insurance costs in transporting Product in the ordinary course of business; (c) cash, quantity and trade discounts, rebates and other price reductions for Product; (d) sales, use, value-added and other direct Taxes if separately charged or invoiced (but not including Taxes based on the Mayfield Group’s profits); (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing Product if separately invoiced; and (f) an allowance for uncollectible or bad debts determined in accordance with GAAP not to exceed three percent (3%) of Net Sales of such Product for the applicable quarterly reporting period prior to giving effect to this subsection (f). No deductions shall be made for commissions paid to individuals, whether they be with independent or affiliated sale agencies or regularly employed by the Mayfield Group, and on its payroll, or for the cost of collections.

1.27 “Non-Royalty Sublicense Income” means the cash consideration amounts received by Mayfield or its Affiliate from an Exclusive Sublicensee in consideration for the grant of an exclusive sublicense described in the first sentence of Section 4.7; provided, however, that Non-Royalty Sublicense Income excludes amounts received: (a) as bona fide reimbursement (i) for out of pocket costs incurred to prosecute and maintain the Licensed IP Rights or (ii) for fully-burdened costs incurred that are attributable to the research and/or development of the subject matter of the Licensed IP Rights and/or Products; (b) as bona fide loans (unless forgiven); (c) for securities sold to the Exclusive Sublicensee at fair market value; and (d) as running royalties (including any amounts paid based upon sales or profits from the sales of Product). To the extent that Non-Royalty Sublicense Income represents an unallocated combined payment for both a sublicense of Licensed IP Rights as well as other intellectual property, undertakings or subject matter, for purposes of calculating payments due to TGV, Non- Royalty Sublicense Income shall be reasonably allocated by mutual written agreement of the parties between the Licensed IP Rights and such other intellectual property, undertakings or subject matter, based on their relative value.

1.28 “Ophthalmic Field” means the prevention, diagnosis or treatment of any ophthalmic or eye-related disease, state or condition (whether acute or chronic).

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1.29 “Otic Field” means the prevention, diagnosis or treatment of any otic or ear-related disease, state or condition (whether acute or chronic).

1.30 “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.31 “Phase I Clinical Trial” means a human clinical trial conducted on a limited number of study subjects for the purpose of gaining evidence of the safety and tolerability of, and information regarding, pharmacokinetics and potential pharmacological activity for a product or compound, as described in 21 C.F.R. § 312.21(a).

1.32 “Phase II Clinical Trial” means a human clinical trial conducted on study subjects with the disease or condition being studied for the principal purpose of achieving a preliminary determination of efficacy or appropriate dosage ranges, as further described in 21

C.F.R. § 312.21(b).

1.33 “Phase III Clinical Trial” means a pivotal human clinical trial the results of which could be used to establish safety and efficacy of a product as a basis for an NDA or that would otherwise satisfy requirements of 21 CFR 312.21(c).

1.34 “Product” means any product, in any form or formulation, comprising Mul-1867 that is useful in the Field of Use.

1.35 “Respiratory Field” means the use of Mul-1867 to treat respiratory diseases including, but not limited to cystic fibrosis, or any use of Mul-1867 in an inhalation dosage form.

1.36 “Stock Issuance Agreement” means the stock issuance agreement between the parties dated on the Effective Date.

1.37 “Sublicensee” means a Third Party to whom Mayfield or its Affiliate has granted a sublicense, immunity or other right under the Licensed Patent Rights to offer to sell, sell or otherwise commercialize one or more Products, provided such sublicense has not expired or been terminated.

1.38 “Successful Completion” means, with respect to a clinical trial for a Product for the treatment of an indication, completion of all patient enrollment, treatment and testing for such clinical trial in accordance with its applicable processes and delivery to the sponsor of the final report(s) for such clinical trial, where the results of such clinical trial are reasonably determined by the sponsor to be sufficient to progress such Product for the next phase of clinical testing in humans for such indication.

1.39 “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities that are specific to the sale of the Products, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, and property taxes together with all interest, penalties and additions imposed with respect to such amounts.

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1.40 “Technology” means Mul-1867 and Product, together with all compositions, components and formulations thereof and all uses and methods of manufacture of the foregoing, whether existing as of the Effective Date or derived at any time after the Effective Date.

1.41 “Third Party” means any Person other than Mayfield, TGV or their respective Affiliates.

1.42 “Valid Claim” means either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith, has not been pending for more than ten (10) years from the filing date from which such claim takes priority and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.43 “Wound Field” means the treatment of non-gynecological break or injury of the soft tissue and the skin.

2. Representations and Warranties.

2.1 Mutual Representations and Warranties. Each party represents and warrants to the other party as follows:

2.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not and will not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not and will not conflict with, or constitute a default under, any contractual obligation of such party.

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2.2 TGV Representations and Warranties. TGV hereby represents, warrants and covenants to Mayfield as follows: (a) TGV-H is the sole owner of the Licensed IP Rights; (b) TGV has the right to grant the licenses and other rights purported to be granted herein and has not granted to any Third Party any license or other interest in the Licensed IP Rights within the Field of Use; (c) neither TGV-G nor TGV-H shall transfer, convey or assign any of the Licensed IP Rights useful within the Field of Use to any Person unless such Person agrees in writing to the applicable terms and conditions of this Agreement; (d) TGV shall promptly notify Mayfield in writing of any transfer, conveyance or assignment of any of the Licensed IP Rights; (e) to the best of each of TGV-H’s and TGV-G’s respective knowledge, neither TGV-H nor TGV-G is aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights within the Field of Use, or (ii) by making, using or selling Product in the Field of Use; (f) neither TGV-H nor TGV-G is aware of any infringement or misappropriation by a Third Party of any Licensed IP Rights within the Field of Use; (g) all data and information provided by TGV hereunder shall be complete and accurate; and (h) all personnel (employees, consultants, contractors, etc.) involved in the research, development or commercialization of the Technology have entered into, or prior to commencing such involvement, will enter into, valid and enforceable intellectual property assignment agreements with TGV related to the Technology, and, to the extent ownership does not vest originally in TGV by operation of law, such personnel irrevocably assign to TGV all of their respective right, title and interest in and to the Technology, all associated records, and all intellectual property rights in and to the foregoing.

2.3 Mayfield Warranties. Mayfield warrants that it shall undertake its development (i.e., research, clinical and regulatory) and commercialization (i.e., manufacturing, distribution and marketing) obligations in compliance with all applicable laws and regulations (including but not limited to, and to the extent applicable, the Act and the Drug Supply Chain Security Act).

3. License Grant/Obligations.

3.1 License to Mayfield. Subject to the terms and conditions of this Agreement, and subject to satisfaction of the first milestone under Section 4.2, TGV hereby grants to Mayfield an exclusive (including with respect to TGV), non-transferable (except in connection with a permitted assignment of this Agreement), worldwide license under the Licensed IP Rights to develop, make, have made, use, offer for sale, sell and import Products for use in the Field of Use. Mayfield shall have the right to grant sublicenses within the Field of Use, through multiple tiers, to Third Parties and Affiliates.

3.2 Availability of Technology and Licensed IP Rights. TGV shall provide Mayfield (and its permitted designees) with a copy of all data and information available to TGV relating to the Technology and/or Licensed IP Rights. TGV shall provide Mayfield, free of charge, based on TGV’s current knowledge, such technical assistance as may be reasonably necessary or useful for Mayfield to exploit such data and information, including without limitation (a) consulting services reasonably necessary to transfer the Mul-1867 molecule chemistry to an active pharmaceutical ingredient manufacturing entity and (b) consulting services reasonably necessary to transfer the formulation of a Mul-1867 topical formulation used to produce the pre-clinical data for Mul-1867 in the Field of Use.

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3.3 Technical Assistance. During the term of this Agreement and in addition to the technical assistance described in Section 3.2, TGV shall provide such technical assistance to Mayfield as Mayfield reasonably requests regarding the Technology and/or Licensed IP Rights pursuant to and on the terms of a separate consulting agreement between Mayfield and either TGV, Victor Tets and/or Georgy Tets (the “Consulting Agreement”).

3.4 Improvements.

3.4.1 Improvement Patent Rights. Subject to the terms and conditions of this Agreement, Mayfield hereby grants to TGV a non-exclusive, worldwide, perpetual license under the Improvement Patent Rights for all uses other than to develop, make, have made, use, offer for sale, sell and import Products within the Field of Use. TGV shall have the right to grant sublicenses outside of the Field of Use, through multiple tiers, to other licensees (whether Third Parties or Affiliates) of the Licensed Patent Rights. The foregoing license is conditioned on TGV obtaining similar grantback licenses (together with the right to sublicense to Mayfield) from any and all Affiliates and Third Parties (together with their respective sublicensees and their sublicensees’ respective Affiliates) that enter into an agreement with TGV for rights under the Licensed Patent Rights or to develop and commercialize products comprising Mul-1867, and if TGV fails to obtain all such grantback licenses, then the foregoing license (together with any sublicenses granted by TGV) shall be void.

3.4.2 Improvement Data. Subject to the terms and conditions of this Agreement, subject to the payment provisions of this Section 3.4.2, Mayfield hereby grants to TGV a non-exclusive, worldwide, perpetual license to use and incorporate Improvement Data solely into an IND for development of products comprising Mul-1867 outside of the Field of Use. TGV shall have the right to grant sublicenses to other licensees (whether Third Parties or Affiliates) of the Licensed Patent Rights. TGV shall provide prompt written notice to Mayfield of any decision to incorporate such Improvement Data into any such IND (whether by TGV, an Affiliate of TGV or any Third Party). Thereafter, Mayfield shall provide TGV with a statement of its to-date Development Costs, and TGV shall pay Mayfield an amount equal to fifty percent (50%) thereof within fifty (50) days after initiating a Phase III Clinical Trial (by administering product to a first human subject) under such IND outside the Field of Use.

3.5 No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel, or otherwise.

3.6 Mayfield Diligence. Mayfield shall use Commercially Reasonable Efforts (whether alone or with or through its Sublicensees and its or their respective Affiliates) to research, develop and commercialize one or more Products in the United States at all times during the Diligence Period for such Product. In addition, the parties shall meet and confer, either in person or by teleconference or videoconference, quarterly to discuss the development and commercialization of Product. Subject to the terms and conditions of this Agreement, Mayfield shall not prohibit any contract manufacturing organization that it engages to produce an active pharmaceutical ingredient of Mul-1867 for a Product (“CMO”) from being similarly engaged by TGV for production of an active pharmaceutical ingredient of Mul-1867 for a product (other than a Product), subject to the confidentiality and other terms between Mayfield and such CMO.

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3.7 Allocation of Responsibilities.

3.7.1 Product Development. As between the parties, Mayfield shall be solely responsible, including financially responsible, for developing a Product suitable for submission as an IND within the Field of Use. TGV will provide technical assistance as set forth in Section 3.3 above.

3.7.2 Pre-Clinical and Clinical Responsibility. As between the parties, Mayfield shall be solely responsible, including financially responsible, for conducting the pre- clinical IND studies, Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials, in each case, for Product within the Field of Use.

3.7.3 Regulatory Responsibility. As between the parties, Mayfield shall be solely responsible for all regulatory filings and all costs associated with regulatory responsibilities for Product within the Field of Use, including preparation of the regulatory filings, the application filing fees for the IND and NDA (and foreign regulatory filings), site facility fees and periodic updates as is required by the relevant regulatory authority. In addition, as between the parties, Mayfield shall be solely responsible for the handling of all post approval matters including adverse events and pharmacovigilance matters to the extent solely related to Product within the Field of Use. Upon either party’s request, the parties shall negotiate and enter into a pharmacovigilance agreement regarding Mul-1867 consistent with industry practices, and TGV shall require all other licensees of rights to develop and commercialize products comprising Mul-1867 to enter into substantially similar pharmacovigilance agreements.

3.7.4 Manufacturing. As between the parties, Mayfield shall be solely responsible for the manufacturing of the Products for use within the Field of Use, including qualification of the active pharmaceutical ingredient, the manufacturing facility, all associated methods and testing required for release, manufacturing, packaging and tracking of the Products for use within the Field of Use. Products released by Mayfield shall not be adulterated or misbranded within the meaning of the Act and, as between the parties, Mayfield shall be solely responsible for handling any recalls of Product released by Mayfield.

3.7.5 Marketing and Distribution. As between the parties, Mayfield shall be solely responsible for distribution, marketing and promotion of the Products within the Field of Use. Mayfield shall have sole discretion on determining the selling price of the Products within the Field of Use. All promotion of the Products shall strictly be within the Field of Use.

4. Financial Terms.

4.1 Stock Issuance. On the Effective Date, Mayfield shall issue to TGV certain shares of common stock of Mayfield pursuant to, and on the terms and conditions of, the Stock Issuance Agreement.

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4.2 Milestone Payments. Within fifty (50) days following the first achievement of each of the following milestone events, Mayfield shall give written notice thereof to TGV and shall pay to TGV the corresponding non-refundable and noncreditable one-time milestone payments, except that the first Milestone Event shall be paid within thirty (30) days following its achievement:

Milestone Event	Milestone Payment
Mayfield achievement of Initial Capital Investment	$300,000
Successful Completion of a Phase I Clinical Trial intended to support a Product in the Field of Use by Mayfield, a Sublicensee, or one of their respective Affiliates	$400,000
Successful Completion of a Phase II Clinical Trial intended to support a Product in the Field of Use by Mayfield, a Sublicensee, or one of their respective Affiliates	$400,000
FDA acceptance of an NDA submitted by Mayfield, a Sublicensee, or one of their respective Affiliates	$400,000
FDA approval of either a second indication or a new dosage form for a Product submitted in an NDA by Mayfield, a Sublicensee, or one of their respective Affiliates that is not included in the original NDA as filed	$750,000
First regulatory approval of a Product for any indication within the Field of Use pursuant a regulatory application submitted by Mayfield, a Sublicensee, or one of their respective Affiliates in any one of the following countries: Japan, Canada, Europe (EMEA, UK, France or Germany), Australia, Mexico or Brazil	$400,000
Second regulatory approval of a Product for any indication within the Field of Use pursuant a regulatory application submitted by Mayfield, a Sublicensee, or one of their respective Affiliates in any one of the following countries: Japan, Canada, Europe (EMEA, UK, France or Germany), Australia, Mexico or Brazil	$200,000

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4.3 Royalty. Subject to the terms and conditions of this Agreement, on a Product-by-Product and country-by-country basis, Mayfield shall pay to TGV, on a quarterly basis, a royalty of three percent (3%) of Net Sales of any Product during the term of this Agreement (the “Royalty”); provided, however, that if the manufacture, use, offer for sale, sale, or import of a particular Product in a particular country would not infringe a Valid Claim (if such Valid Claim were in an issued patent and not licensed to Mayfield) or is not subject to a period of regulatory exclusivity, or if the Product is subject to generic competition (i.e., same active ingredient, same dosage form, same strength and same indication) in such particularly country then the applicable Royalty with respect to such Product in such country shall be reduced by one- half (½) to one and one half percent (1½%) of Net Sales.

4.4 Royalty Reports and Payments. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, or, after the earlier of (i) the first sale of common stock of Mayfield to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933 (as amended) and (ii) Mayfield first becoming subject to the reporting obligations under the Securities and Exchange Act of 1934 (as amended), within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, Mayfield shall deliver to TGV a report setting forth for such calendar quarter (a) the calculation of the applicable Royalty; (b) the payments due under this Agreement for the sale of each Product; and (c) the applicable exchange rate as determined below. Mayfield shall remit the total payments due for the sale of Products during such calendar quarter at the time such report is made. No such reports or payments shall be due for any Product prior to the First Commercial Sale of such Product. With respect to Net Sales received in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Sales received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter. All amounts paid to TGV shall be in United States dollars.

4.5 Payment Provisions.

4.5.1 Payment Terms. The Royalty shown to have accrued by each report provided for under Section 4.4 shall be due on the date such report is due. Payment of the Royalty in whole or in part may be made in advance of such due date.

4.5.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all of the Royalty with respect to any country in which a Product is sold, Mayfield shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to TGV’s account in a bank or other depository institution in such country. If the payment rate specified in this Agreement should exceed the permissible rate established in any country, the payment rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

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4.5.3 Withholding Taxes. Mayfield shall be entitled to deduct the amount of any withholding Taxes, value-added Taxes or other Taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Mayfield, its Sublicensees or its or their respective Affiliates, or any Taxes required to be withheld by Mayfield, its Sublicensees or its or their respective Affiliates, to the extent Mayfield, its Sublicensees or its or their respective Affiliates pay to the appropriate governmental authority on behalf of TGV such Taxes, levies or charges. Mayfield shall use reasonable efforts to minimize any such Taxes, levies or charges required to be withheld on behalf of TGV by Mayfield, its Sublicensees or its or their respective Affiliates. Mayfield promptly shall deliver to TGV proof of payment of all such Taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

4.6 Audits. Upon the written request of TGV and not more than once in each calendar year except if a prior audit in such calendar year revealed an Underpayment (as defined below), Mayfield shall permit an independent certified public accounting firm of nationally recognized standing selected by TGV and reasonably acceptable to Mayfield, at TGV’s expense, to have access during normal business hours to such of the financial records of Mayfield as may be reasonably necessary to verify the accuracy of the Royalty reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which TGV has already conducted an audit under this Section), which shall include, but not be limited to, review of fair market value calculations of bundled products,. If such accounting firm concludes that additional amounts were owed during the audited period, Mayfield shall pay such additional amounts within thirty (30) days after the date TGV delivers to Mayfield such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by TGV; provided, however, if the audit discloses that the Royalty payable by Mayfield for such period is more than one hundred ten percent (110%) of the Royalty actually paid for such period (an “Underpayment”), then Mayfield shall pay the reasonable fees and expenses charged by such accounting firm. TGV shall cause its accounting firm to retain all financial information subject to review under this Section 4.6 in strict confidence; provided, however, that Mayfield shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Mayfield regarding such financial information. The accounting firm shall disclose to TGV only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. TGV shall treat all such financial information as Mayfield’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 4.6.

4.7 Non-Royalty Sublicense Income. If Mayfield enters into any agreement with a Third Party that includes a worldwide, exclusive (including with respect to Mayfield) sublicense (“Worldwide Sublicense”) under all or substantially all of the Licensed IP Rights to develop, make, have made, use, offer for sale, sell and import all Products for use in the Field of Use, Mayfield shall give prompt written notice to TGV thereof. Within thirty (30) days after receipt of such written notice from Mayfield, TGV shall have the right, at its option but only in the event permitted by applicable law or regulation, to exchange the Mayfield Shares for an additional sublicense royalty stream as set forth below by giving express written notice to Mayfield thereof. If TGV timely exercises its such option as set forth above, then (a) within ten (10) days after the date of such notice, TGV shall duly convey, transfer and assign to Mayfield all right, title and interest in and to shares of common stock of Mayfield equal to the number of the Mayfield Shares (together with any and all new, substituted or additional securities issued in respect of the Mayfield Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar events), free and clear of all encumbrances, liens and claims, including by duly executing and delivery such assignments and other instruments and agreements as reasonably requested by Mayfield, and (b) Mayfield shall, within fifty (50) days after the receipt of any Non-Royalty Sublicense Income, provide written notice thereof to TGV and remit to TGV an amount equal to five percent (5%) of such Non-Royalty Sublicense Income. For purposes of this Section 4.7, the term “Worldwide Sublicense” shall mean an exclusive sublicense or series of exclusive sublicenses executed on the same date with the same Third Party where the United States is included within the sublicensed territory. TGV shall have the right to audit the records of Mayfield to confirm the accuracy of the amount of the Non-Royalty Sublicense Income pursuant to the terms of Section 4.6.

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5. Indemnification.

5.1 Indemnification by TGV. Subject to the provisions of this Section 5, TGV shall indemnify, defend and hold harmless Mayfield, its Affiliates, and its and their respective officers, directors, agents, stockholders and representatives, from and against any and all losses, liabilities, damages and expenses (including without limitation reasonable attorneys’ fees and costs) (collectively, “Losses”) resulting from any claim, demand, action or proceeding by any Third Party (each a “Claim”) the extent resulting from or arising out of:

5.1.1 the actual or alleged breach of any representations, warranties or covenants of TGV in this Agreement; or

5.1.2 the actual or alleged negligence, gross negligence or willful misconduct of TGV, its Affiliates or their respective agents or representatives.

5.2 Indemnification by Mayfield. Subject to the provisions of this Section 5, Mayfield shall indemnify and hold harmless TGV, its Affiliates, and its and their respective officers, directors, agents, stockholders and representatives, from and against any and all Losses resulting from any Claim to the extent resulting from or arising out of:

5.2.1 the actual or alleged breach of any representations, warranties or covenants of Mayfield in this Agreement;

5.2.2 the actual or alleged negligence, gross negligence or willful misconduct of Mayfield, its Affiliates or their respective agents or representatives; or

5.2.3 the development or exploitation of Product by or on behalf of Mayfield, its Sublicensees or their respective Affiliates, customers or end-users.

5.3 Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 5 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim or suit with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle any claim or suit without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

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6. Confidentiality.

6.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted actual or prospective licensees, permitted actual or prospective assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. For purposes of this Section, all Technology shall constitute the Confidential Information of both parties. To the extent that disclosure is authorized by this Agreement, prior to disclosure, the disclosing party shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

6.2 Terms of this Agreement. Except as otherwise provided in this Section 6, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a Third Party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, (iii) a permitted (sub)license under this Agreement, or (iv) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

6.3 Permitted Disclosures. The confidentiality obligations contained in this Section 6 shall not apply to the extent that (a) a party is required (i) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) a party can demonstrate that (i) the information was or became public knowledge, other than as a result of actions of such party in violation hereof; or (ii) the information was disclosed to the recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party. Notwithstanding anything to the contrary herein, Mayfield may disclose the terms and conditions of this Agreement to any Person with whom Mayfield has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Mayfield.

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6.4 Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 6, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

7. Patents.

7.1 Patent Prosecution and Maintenance.

7.1.1 Prosecution by TGV. As between the parties, TGV shall control, at its own expense, the preparation, filing, prosecution and maintenance of the Licensed Patent Rights consistent with prudent business practices and shall consider in good faith the interests of Mayfield and its Affiliates and Sublicensees. With respect to each patent application and patent within the Field-Specific Patent Rights, TGV shall (a) provide Mayfield with each patent application to be filed by TGV reasonably in advance of filing and incorporate reasonable comments by Mayfield thereon; (b) provide Mayfield with a copy of any patent application filed by TGV promptly after such filing; (c) coordinate with Mayfield regarding patent strategy, provide Mayfield with copies of all correspondence and communications received regarding such patent applications and patents and implement reasonable comments by Mayfield in connection therewith; (d) provide Mayfield with copies of all correspondence and communications sent regarding such patents and patent applications; and (e) notify Mayfield of any interference, opposition, reexamination request, nullity proceeding, appeal or other similar action regarding such patents and patent applications, review it with Mayfield as reasonably requested, and implement reasonable comments by Mayfield thereon. TGV shall determine in what countries the Field-Specific Patent Rights will be filed and shall notify Mayfield of such countries. In the event that Mayfield wishes for TGV to file in additional countries, TGV shall have thirty (30) days to decide on whether to add such countries as its responsibility (and at its cost) and if it declines to do so, it shall notify Mayfield and TGV shall file such applications, but (i) Mayfield shall reimburse TGV for the costs associated with the additional country filings,(ii) TGV shall assign to Mayfield all right, title and interest in and to such patent or patent application, (iii) such patent or patent application shall no longer be within the Licensed Patent Rights and (iv) TGV shall assist Mayfield, upon request and to the extent commercially reasonable, in connection with the continued prosecution and maintenance thereof, at the sole expense of Mayfield. With respect to each patent application and patent within the Licensed Patent Rights that are not Field-Specific Patent Rights but can be exploited in the Field of Use, TGV shall deliver to Mayfield reasonably complete drafts of all material submissions, correspondence, filings and responses to patent authorities related to such Licensed Patent Rights, including without limitation patent applications and amendments, give Mayfield a reasonable opportunity to comment thereon prior to their submission, and consider in good faith such comments.

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7.1.2 Abandonment. TGV shall not abandon any patent or patent application within the Field-Specific Patent Rights without providing to Mayfield written notice thereof reasonably in advance of any such abandonment. If TGV decides to abandon any such patent or patent application, then TGV shall provide reasonable prior written notice to Mayfield thereof. Mayfield shall have the right to assume control of such patent or patent application at its sole expense by providing TGV written notice thereof within thirty (30) days after receipt of the notice to abandon, whereupon (a) TGV shall assign to Mayfield all right, title and interest in and to such patent or patent application, (b) such patent or patent application shall no longer be within the Licensed Patent Rights and (c) TGV shall assist Mayfield, upon request and to the extent commercially reasonable, in connection with the continued prosecution and maintenance thereof, at the sole expense of Mayfield.

7.1.3 Transfer of Improvement Patents. Mayfield shall not enter into any agreement with a Third Party that is not a Sublicensee or permitted assignee described in Section 9.3 (such Third Party, an “Unaffiliated Third Party”) to sell, convey, transfer or assign the Improvement Patent Rights without first giving to TGV the first right to negotiate with Mayfield for the purchase of such Improvement Patent Rights on the terms of this Section 7.1.3. If Mayfield desires to sell, convey, transfer or assign such Improvement Patent Rights to an Unaffiliated Third Party, then Mayfield shall provide prompt written notice thereof to TGV. If, within thirty (30) days after receipt of such notice, TGV provides written notice to Mayfield of its exercise of such right of first negotiation, then the parties shall negotiate in good faith, for a period not to exceed sixty (60) days, regarding terms and conditions of a mutually acceptable agreement therefor. If TGV fails to provide Mayfield timely written notice of its exercise of such right of first negotiation, or if the parties fail to reach mutual agreement and enter into a written agreement to sell, convey, transfer and assign such Improvement Patent Rights to TGV prior to the expiration of such sixty (60)-day period, then thereafter Mayfield shall have the right to enter into any agreement with any Unaffiliated Third Party, and TGV shall have no rights, regarding the sale, conveyance, transfer and/or assignment of such Improvement Patent Rights.

7.2 Notification of Infringement. Each shall promptly notify the other party of any substantial and continuing infringement known to such party of any Licensed Patent Rights in the Field of Use and shall provide the other party with the available evidence, if any, of such infringement.

7.3 Enforcement and Defense of Patent Rights in the Field of Use.

7.3.1 Field-Specific Patent Rights. As between the parties, Mayfield shall have the sole right, at its expense and in its sole discretion, to control the enforcement and defense of the Field-Specific Patent Rights. TGV shall reasonably assist Mayfield, upon request and at Mayfield’s sole expense, in connection therewith.

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7.3.2 Other Licensed Patent Rights. Except as set forth otherwise in this Agreement, as between the parties, TGV shall have the sole right, at its expense and in its sole discretion, to control the enforcement and defense of the Licensed Patent Rights other than the Field-Specific Patent Rights (“Other Licensed Patent Rights”). Mayfield shall reasonably assist TGV, upon request and at TGV’s sole expense, in connection therewith. In the event of any substantial and continuing infringement of such Licensed Patent Rights in a country by a Third Party in the Field of Use, if TGV fails to abate such infringement or to file an action to abate such infringement within ninety (90) days after a written request from Mayfield to do so, or if TGV discontinues the prosecution of any such action after filing without abating such infringement, then until such time as such infringement is abated, the royalty rate in such country shall be reduced to zero.

7.3.3 Combined Patent Rights. Subject to this Section 7.3.3, in the event of litigation that will involve both Field-Specific Patent Rights and Other Licensed Patent Rights, the parties shall work together to develop the strategy for the litigation. In the event of a litigation that results from a generic filing (either ANDA or 505(b)(2) filing) seeking approval of a generic product for the same indication as the Mayfield commercially marketed Product (“Hatch-Waxman Litigation”), regardless of the Licensed Patent Rights involved in such litigation, Mayfield shall have the sole right, at its expense and in its sole discretion, to control the litigation (including without limitation the enforcement and defense of any of the Licensed Patent Rights), but shall not stipulate to the invalidity or unenforceability of the Other Licensed Patent Rights without obtaining TGV’s prior written consent. If the litigation involves both Field-Specific Patent Rights and Other Licensed Patent Rights but is not Hatch-Waxman Litigation, as between the parties Mayfield shall be responsible for and shall have the sole right to control the litigation.

7.4 Recoveries. With respect to any action to enforce the Licensed Patent Rights to abate any infringement of the Licensed Patent Rights in the Field of Use or in any Hatch-Waxman Litigation, all monies recovered upon the final judgment or settlement of any such action shall be applied as follows: (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Mayfield and TGV; (b) second (to the extent that damages are awarded for lost sales or lost profits from the sale of Products), to Mayfield and TGV in shares that reflect the damages incurred by each party; and (c) the remainder to the account of Mayfield.

8. Term and Termination.

8.1 Term. The term of this Agreement shall continue until expiration of all payment obligations hereunder.

8.2 Termination by Mayfield. Mayfield may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice of termination to TGV.

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8.3 Termination for Cause or Financial Hardship.

8.3.1 Cause. TGV may terminate this Agreement upon or after the material breach of this Agreement by Mayfield if Mayfield has not cured such breach within ninety (90) days after receipt of express written notice thereof by TGV; provided, however, if any default is not capable of being cured within such ninety (90) day period and Mayfield is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, TGV shall have no right to terminate this Agreement under this provision. Mayfield may terminate this Agreement upon or after the material breach of this Agreement by TGV if TGV has not cured such breach within ninety (90) days after receipt of express written notice thereof by Mayfield; provided, however, if any default is not capable of being cured within such ninety (90) day period and TGV is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Mayfield shall have no right to terminate this Agreement under this provision.

8.3.2 Financial Hardship. If either party applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets; admits in writing its inability to pay its debts generally as they mature; makes a general assignment for the benefit of creditors; is adjudicated as bankrupt; submits a petition or an answer seeking an arrangement with creditors; takes advantage of any insolvency law except as a creditor; submits an answer admitting the material allegations of a petition in bankruptcy or insolvency proceeding; has an order, judgment or decree entered by any court of competent jurisdiction approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator for such party, or for all or a substantial part of any of its assets and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days; files a voluntary petition of bankruptcy or fails to remove an involuntary petition in bankruptcy filed against it within ninety (90) days of the filing thereof, the other party may terminate this Agreement immediately upon providing written notice to the first party.

8.4 Termination if an IND is not Filed within 48 Months. TGV may terminate this agreement in the event that an IND for a Product has not been filed within forty-eight (48) months after the Effective Date.

8.5 Termination for Lack of Minimum Annual Royalty. In the event that, commencing with the date that is two years after the First Commercial Sale of the first Product in the United States and ending with the date when there is a generic version of the Product available in the United States, the annual royalties paid by Mayfield is less than fifty thousand dollars ($50,000), TGV shall have the right to terminate this Agreement by providing sixty (60) days’ prior written notice of termination to Mayfield unless Mayfield pays TGV within such sixty (60)-day period the difference between fifty thousand dollars ($50,000) and the amount of royalties actually paid for such year.

8.6 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 3.4, 4.2 (to the extent that a milestone has been achieved prior to termination), 5, 6, this 8.6 and 9 survive the expiration or termination of this Agreement. Upon any termination of this Agreement, TGV shall grant a direct license to any Sublicensee of Mayfield hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such Sublicensee than the terms and conditions of this Agreement, provided that such Sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license and provided that such Sublicensee is not a direct competitor of TGV.

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8.7 Effect of Termination Except for Breach by TGV. In the event that this Agreement is terminated by Mayfield pursuant to Section 8.2 or by TGV pursuant to Section 8.3 or 8.4, Mayfield shall assign to TGV all of its rights in and to (a) all compositions, samples, data and information specific to the Technology derived by Mayfield hereunder, (b) all results of experimentation and testing and other know-how specific to the Technology derived by Mayfield hereunder, (c) all Improvement Patent Rights owned by Mayfield that are specific to the Technology, and (d) all regulatory filings, regulatory applications and regulatory approval for Mul-1867 owned by Mayfield. Such assignment is subject to TGV agreeing to pay Mayfield an amount equal to one and one-half percent (1½%) of net sales (determined using a definition equivalent to “Net Sales” hereunder) of products comprising Mul-1867, until such payments total the full amount of Mayfield’s Development Costs. Payment from TGV to Mayfield shall occur within thirty (30) days after the end of each calendar quarter for which TGV achieves such net sales, and TGV shall deliver to Mayfield together with such payment a report equivalent to the royalty report under Section 4.4. Mayfield shall have a right to audit TGV equivalent to TGV’s right to audit Mayfield under Section 4.6. In addition, in the event that termination occurs while a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial is ongoing, TGV shall have the right, but not the obligation to accept assignment of the associated clinical study agreement. If TGV declines to accept assignment of the clinical study agreement, as between the parties, Mayfield shall be responsible for any provisions in the clinical study agreement relating to termination of the study, including payment of all amounts required for termination.

8.8 Effect of Termination for Breach by TGV. In the event that this Agreement is terminated by Mayfield pursuant to Section 8.3, the provisions of Section 3.1 through 3.3 shall additionally survive such termination, except that the rights and licenses granted to Mayfield hereunder shall become fully paid-up and royalty free.

9. Miscellaneous.

9.1 Public Announcements. Neither party shall make any public announcements concerning matters concerning this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law, in which case the announcing party shall provide the other party with reasonable notice of such disclosure.

9.2 No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT WITH RESPECT TO A BREACH OF SECTION 6 OR WITH RESPECT TO A PARTY’S OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURSUANT TO SECTION 5, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

9.3 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 9.3 shall be void.

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9.4 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

9.5 Relationship of the Parties. For all purposes of this Agreement, TGV and Mayfield shall be deemed to be independent entities and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute TGV and Mayfield as partners, joint ventures, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party is authorized to make any statements nor representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

9.6 Headings. The headings set forth at the beginning of the various Articles of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

9.7 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the District of the State of Delaware or state court in Wilmington, Delaware having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.8 Entire Agreement; Amendment. This Agreement, together with the Exhibits hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto, including the Stock Issuance Agreement and the Consulting Agreement constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

9.9 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

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9.10 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to TGV:	TGV-Health, LLC

101 Avenue of the Americas
New York, New York 10013

Attention: President/Chief Executive Officer

and

TGV-Gyneconix, LLC

101 Avenue of the Americas
New York, New York 10013

Attention: President/Chief Executive Officer

With a copy to:	Polsinelli 100 S. Fourth Street, Suite 1000 St. Louis, MO 63102 Attention: Kathryn J. Doty, Esq.

If to Mayfield:	Mayfield Pharmaceuticals, Inc. 12264 El Camino Real, Suite 350 San Diego, California 92130 Attention: Chief Executive Officer

9.11 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute and deliver this License Agreement as of the Effective Date.

TGV-Health, LLC

By:	/s/ George Tets
Name:	George Tets
Title:	Chief Executive Officer

TGV-Gyneconix, LLC

By:	/s/ George Tets
Name:	George Tets
Title:	Chief Executive Officer

Mayfield Pharmaceuticals, Inc.

By:	/s/ Mark Baum
Name:	Mark L. Baum
Title:	Executive Director

[Signature Page to License Agreement - 1]

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